- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement           / /  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            THE LUBRIZOL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

[LUBRIZOL CORPORATION LOGO]


THE LUBRIZOL CORPORATION
29400 LAKELAND BOULEVARD
WICKLIFFE, OHIO 44092-2298

                                                                  March 15, 1995

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders on Monday, April 24, 1995, at 10:00 a.m., at the Clarion Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio.

     The attached Notice and Proxy Statement describe the business of the meeting. After the transaction of the formal business, officers will report on current operations and plans. A question and answer period will follow.

     At the 1994 meeting, approximately 87 percent of the Common Shares outstanding were voted either in person or by proxy. Your continued support is appreciated, and we hope that you will be able to join us at the April 24 meeting.

                                                Cordially,

            /s/ L.R. Coleman                    /s/ W.G. Bares
            Chairman of the Board                       President

                            THE LUBRIZOL CORPORATION
                            29400 LAKELAND BOULEVARD
                             WICKLIFFE, OHIO 44092

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the 1995 Annual Meeting of Shareholders of The Lubrizol Corporation will be held at the Clarion Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio, on Monday, April 24, 1995, at 10:00 a.m., for the following purposes:

     1. To elect three directors for three-year terms;

     2. To confirm the appointment of Deloitte & Touche as independent auditors;

     3. To transact such other business as properly may come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 3, 1995, are entitled to notice of and to vote at the meeting. A shareholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the meeting by following the procedures set forth in the attached Proxy Statement.

                                                      K. H. HOPPING
                                                        Secretary

Wickliffe, Ohio
March 15, 1995

                            RETURN OF PROXIES REQUESTED

***************************************************************************
*                                                                         *
*  TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND    *
*  MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS       *
*  PROVIDED.                                                              *
*                                                                         *
***************************************************************************

                            THE LUBRIZOL CORPORATION
                            29400 LAKELAND BOULEVARD
                             WICKLIFFE, OHIO 44092

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of the Corporation and will be voted in accordance with the instructions given in the proxy if it is returned duly executed and is not revoked. A shareholder may revoke a proxy at any time before it is voted by giving notice to the Corporation in writing or in open meeting. Attendance at the meeting will not in and of itself revoke a proxy.

     This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 15, 1995. The record date for determination of shareholders entitled to vote at the meeting was the close of business on March 3, 1995. On that date, the outstanding voting securities of the Corporation were 64,754,607 Common Shares without par value ("Common Shares"). Each Common Share is entitled to one vote.

     So far as the Corporation is aware, no matters will be presented to the meeting for action on the part of the shareholders other than those stated in the notice. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment. Abstentions will be deemed to be present at the meeting for purposes of determining a quorum and will be counted as voting (but not for or against) with regard to the issue to which the abstention relates. Any "broker nonvote" also will be deemed to be present for quorum purposes but will not be counted as voting with regard to the issue to which it relates.

     The Corporation has adopted a policy to the effect that all proxies, ballots and voting tabulations identifying how a particular shareholder has voted on any issue will be kept confidential and will not be disclosed to the Corporation, unless such disclosure is mandated by law or is requested by that particular shareholder, or except with respect to any contested election for the Board of Directors. Accordingly, shareholders are requested to return proxies to KeyCorp Shareholder Services, Inc., which serves as the independent tabulator and inspector of elections and reports the voting results to the Corporation.

     The cost of soliciting proxies will be borne by the Corporation. The Corporation will, upon request, reimburse brokerage houses, custodians, nominees and others for their out-of-pocket and reasonable clerical expenses incurred in connection with such solicitation. For the purpose of obtaining broad representation at the meeting, Georgeson & Company, Inc. has been retained by the Corporation to assist in the solicitation of proxies at an anticipated cost of approximately $14,000. In addition, officers and employees of the Corporation, without being additionally compensated, may make additional requests by letter, telephone or in person for the return of proxies.

                             ELECTION OF DIRECTORS

     The authorized number of directors of the Corporation is presently fixed at eleven, divided into three classes: two having four members and one having three members. The directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

     For election as directors at the Annual Meeting of Shareholders to be held on April 24, 1995, the Organization and Compensation Committee has recommended, and the Board of Directors has approved, the nomination of William P. Madar, Richard A. Miller and Karl E. Ware, all of whom are currently directors, to serve for three-year terms expiring in 1998. It is anticipated that Messrs. Miller and Ware, together with Renold D. Thompson, will retire as directors effective at the 1996 Annual Meeting of Shareholders, in accordance with the Corporation's retirement policy for directors. The current intention of the Organization and Compensation Committee is to identify suitable candidates to replace these retiring directors. If one or more candidates are identified and available during 1995, the Board of Directors may appoint them as directors prior to their nomination for election by the shareholders at the 1996 Annual Meeting of Shareholders.

     If any of the nominees becomes unavailable for election, the accompanying proxy will be voted for the election of such person, if any, as shall be recommended by the Organization and Compensation Committee, or will be voted in favor of holding a vacancy to be filled by the directors. The Corporation has no reason to believe that any nominee will be unavailable. The nominees receiving the greatest number of votes shall be elected to the director positions to be filled.

     The following information is provided regarding each nominee for election as a director and each of the other directors who will continue in office after the meeting:

                             NOMINEES FOR ELECTION
                    WILLIAM P. MADAR, age 55, has been President and Chief Executive Officer of Nordson Corporation since 1986. Nordson Corporation manufactures and worldwide markets industrial equipment, along with the software and application technologies that enhance its use. A 1961 graduate of Purdue University with a B.S. degree in chemical engineering, he earned an M.B.A. from Stanford University in 1965. Mr. Madar became a Lubrizol Director in 1992. He is a Director of Nordson Corporation, National City Bank and Brush Wellman, Inc. Mr. Madar is Chairman of the Board of Trustees of the Cleveland Commission on Higher Education, and he is a Trustee of the Greater Cleveland Growth Association, Cleveland Tomorrow, the Cleveland Clinic Foundation, the Playhouse Square Foundation and Hawken School. In addition, Mr. Madar is on the Advisory Council of the Graduate School of Business of Stanford University.

                    RICHARD A. MILLER, age 68, retired in March 1992 as Chairman of the Board of Directors and Chief Executive Officer of Centerior Energy Corporation, an electric utility holding company with operating subsidiaries in Northern Ohio. He currently is a Director of Centerior Energy Corporation. Mr. Miller served as President of The Cleveland Electric Illuminating Company, a producer of electric light and power serving Northeastern Ohio, from 1983 to 1986 and as President of Centerior Energy Corporation from 1986 to 1988. He has been a Lubrizol Director since 1984. He graduated from Western Reserve University in 1950 and received his LL.B. degree from Harvard Law School in 1953. He is a Director of Bank One, Cleveland, N.A. and a member of the Advisory Board of Bank One Ohio Trust Company, N.A. In addition, Mr. Miller is a Trustee of Ursuline College, the Cleveland Hearing and Speech Center and the Great Lakes Museum of Science, Environment and Technology.

                    KARL E. WARE, age 68, is Chairman and Chief Executive Officer of Ware Industries, Inc., a company which designs, manufactures and markets a broad range of specialty metal wire forms and steel components. Products are sold primarily as component parts to original equipment and general industrial manufacturers. In 1986, he retired as Vice Chairman and Chief Administrative Officer and a Director of White Consolidated Industries, Inc., a diversified manufacturer of products for both consumer and industrial markets worldwide, having served in that position since 1984. He was Senior Vice President and Chief Operating Officer of that company for more than five years prior to 1984. Mr. Ware has been a Lubrizol Director since 1983. He is a 1948 graduate of Miami University (Ohio) and received a Doctor of Law degree from Cleveland Marshall Law School in 1959. He is a Director of Lesco, Inc., Acme-Cleveland Corporation and Pioneer-Standard Electronics, Inc. In addition, Mr. Ware is a board member of Lakewood Hospital and the Beck Center for the Cultural Arts.

        DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

                    W. G. BARES, age 53, is President and Chief Operating Officer of The Lubrizol Corporation. Mr. Bares joined Lubrizol as a development engineer in 1963 and was appointed Director of the Pilot Plant in 1972. He was elected Vice President in 1978, Executive Vice President in 1980, President in 1982 and Chief Operating Officer in 1987. He was elected a Director of the Corporation in 1981. A 1963 graduate of Purdue University with a B.S. degree in chemical engineering, he earned an M.B.A. from Case Western Reserve University in 1969. He is a member of the American Institute of Chemical Engineers and past chairman of its Cleveland section, and is a Trustee for Case Western Reserve University. In addition, he is a Director of Oglebay Norton Company, KeyCorp, Bearings, Inc. and an Executive Board Member of the Greater Western Reserve Council of the Boy Scouts of America. Mr. Bares' term as a Lubrizol Director expires in 1996.

                    EDWARD F. BELL, age 65, retired in January 1993 as President and Chief Executive Officer of Ameritech Ohio. He served in the U.S. Army Signal Corps during the Korean War and started his telecommunications career in 1953 as a lineman for Illinois Bell. He subsequently served in several assignments in the engineering department of this company before transferring to American Telephone and Telegraph Company in New York City in 1962. He returned to Illinois Bell in 1964 and once again served in several posts, the last being Assistant Vice President-Corporate Planning. He joined Ohio Bell in 1976 as Vice President-Engineering and
                    Corporate Planning and was elected President effective April 1, 1983. He became a Lubrizol Director in 1990. A native of Chicago, Mr. Bell graduated in 1951 from the University of Illinois with a B.S. degree in electrical engineering and received an M.B.A. from Northwestern University in 1960. He is a Trustee of Cleveland State University, University Circle, Inc., the Cleveland Clinic and United Way Services of Cleveland. Mr. Bell's term as a Lubrizol Director expires in 1997.

                    L. E. COLEMAN, age 64, is Chairman of the Board and Chief Executive Officer of The Lubrizol Corporation. He was elected a Director of the Corporation in 1974. Dr. Coleman joined Lubrizol in 1955 as a research chemist. He has held various positions within the Corporation and became President in 1976, Chief Executive Officer in 1978 and was elected Chairman of the Board in 1982. A 1952 graduate of the University of Akron with a B.S. degree in chemistry, he earned an M.S. degree in 1953 and a Ph.D. degree in 1955, both in chemistry, from the University of Illinois. Dr. Coleman is a Director of Norfolk Southern Corporation and Harris Corporation. In addition, Dr. Coleman is on the Advisory Council, College of Science, University of Notre Dame and The University of Akron Sciences Advisory Council for the Buchtel College of Arts and Sciences. He also currently serves on the Executive Board of the Greater Western Reserve Council as immediate past president and on the National Executive Board of the Boy Scouts of America. Dr. Coleman's term as a Lubrizol Director expires in 1997.

                    PEGGY GORDON ELLIOTT, age 57, is President of The University of Akron. Prior to joining Akron in 1992, Dr. Elliott was Chancellor and Chief Executive Officer of Indiana University Northwest. She became a Lubrizol Director in 1993. Dr. Elliott was the first chair of the Coalition for Urban Higher Education, a national organization formed in 1990 by seven national higher education groups. Also on a national level, Dr. Elliott is the current Treasurer of the American Association of State Colleges and Universities (AASCU), serves as liaison to AASCU's Urban University Committee, is a member of the National Labor/Higher Education
                    Council, serves on the National Governmental Affairs Commission of the American Council on Education (ACE), is a former ACE Fellow in Academic Administration, and is past national president of the Association of Teacher Educators. On the state level, Dr. Elliott chairs the Ohio Board of Regents Committee on Secondary/Higher Education Articulation, serves on the Boards of the Ohio Aerospace Institute, Ohio Supercomputer Center, Technology Leadership Council of Cleveland Tomorrow and Northeastern Ohio Universities College of Medicine. She received a degree in English from Transylvania College in 1959, a masters in English and secondary education from Northwestern University in 1964, and a doctorate in secondary education from Indiana University in 1975. Dr. Elliott's term as a Lubrizol Director expires in 1996.

                    DAVID H. HOAG, age 55, is Chairman, President and Chief Executive Officer of The LTV Corporation and Chief Executive Officer of LTV Steel Company. The LTV Corporation is a diversified company engaged in the production of steel and the manufacture and distribution of oil field supplies. Mr. Hoag was appointed to the position of Chairman in June 1991 after having been elected President and Chief Executive Officer in January of that year. Mr. Hoag became Executive Vice President of The LTV Corporation in July 1986 and was concurrently named a member of LTV's Board of Directors. He became President and Chief Executive Officer of LTV
                    Steel Company in January 1985 and continues to serve as Chief Executive Officer of LTV Steel Company. He was previously President and Chief Executive Officer of LTV's Jones & Laughlin Steel subsidiary before its operations were combined with those of Republic Steel Corporation in June 1984 to form LTV Steel. From June 1982 to April 1983, he was Executive Vice President of J&L. Mr. Hoag became a Lubrizol Director in 1989. He is a native of Pittsburgh and attended Allegheny College in Meadville, Pennsylvania, receiving a degree in economics in 1960. He is a Director of The Chubb Corporation, Chairman of Cleveland Tomorrow, Chairman of the Board of Trustees of Allegheny College, a Director of the Greater Cleveland Roundtable and a Director of the American Iron & Steel Institute. Mr. Hoag's term as a Lubrizol Director expires in 1996.

                    THOMAS C. MACAVOY, age 66, is Professor of Business Administration, Darden School, University of Virginia. He is a retired Vice Chairman of Corning, Inc., a diversified glass and glass products and diagnostic services company. He has been a Lubrizol Director since 1983. He joined Corning Glass Works in 1957 and was elected President in 1971. He served as President until April 1983 and retired in 1987. He is a Director of The Quaker Oats Company and The Chubb Corporation. Dr. MacAvoy is Past President of the Boy Scouts of America. Dr. MacAvoy's term as a Lubrizol Director expires in 1996.

                    RONALD A. MITSCH, age 60, is Executive Vice President, Industrial and Consumer Sector of 3M, a manufacturer of products for industrial, commercial, health care and consumer markets. He began his career with 3M in 1960 as a Senior Research Chemist. He served various assignments in research and in 1979 was named Managing Director, 3M Netherlands. He returned to the United States in 1981 as Research and Development Vice President, Life Sciences Sector. He was named Group Vice President, Traffic and Personal Safety Products in 1985, Senior Vice President, Research and Development in 1990 and to his present assignment in 1991. Dr. Mitsch graduated from Hamline University in 1956 with a B.S. in chemistry. He received an M.S. in organic chemistry in 1958 and a Ph.D in organic chemistry in 1960 from the University of Nebraska. Dr. Mitsch became a Lubrizol Director in 1991. He is a Director of 3M, a Director of the 3M Foundation, a Director of the SEI Center for Advanced Studies in Management at the Wharton School of the University of Pennsylvania and a Director of Shigematsu, Ltd., Tokyo, Japan. Dr. Mitsch's term as a Lubrizol Director expires in 1997.

                    RENOLD D. THOMPSON, age 68, is Vice Chairman and a Director of Oglebay Norton Company, which is a Cleveland-based raw materials and Great Lakes marine transportation company serving the steel, ceramic, chemical, electric utility and oil and gas well service industries with iron ore and other minerals and supplying manufactured products used in hot metal processing. He was President and Chief Executive Officer from 1982 until 1992. Mr. Thompson has been a Lubrizol Director since 1970. He is a graduate of Dartmouth College with a B.A. degree in economics in 1946 and of Case Western Reserve University with a B.S. degree in metallurgical engineering in 1948. He is a Director of First Union Management, Inc. Mr. Thompson is Chairman of Work in Northeast Ohio Council and is Vice Chairman of the Cleveland Cuyahoga County Port Authority. Mr. Thompson's term as a Lubrizol Director expires in 1997.

             COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Corporation's Board of Directors held nine meetings during 1994. The Board has, among others, a standing Audit Committee and a standing Organization and Compensation Committee. During 1994, each director attended at least 75% of the meetings of the Board and those committees on which the director served.

     The Audit Committee, currently composed of Renold D. Thompson, Chairman, Edward F. Bell, Peggy Gordon Elliott and David H. Hoag, held three meetings during 1994. The functions of the Audit Committee are to recommend the nomination of independent auditors for appointment by the Board, subject to confirmation by the shareholders; to review with the auditors the planned scope and results of their examination; to hold such conferences and reviews with the auditors as may be deemed desirable by either the Committee or the auditors; to report to the Board the results of such reviews and conferences; and to submit to the Board any recommendations the Committee may have.

     The Organization and Compensation Committee, currently composed of David H. Hoag, Chairman, Edward F. Bell, Peggy Gordon Elliott, Thomas C. MacAvoy, William
P. Madar, Richard A. Miller, Ronald A. Mitsch, Renold D. Thompson and Karl E. Ware, held eight meetings during 1994. The functions of the Organization and Compensation Committee are to review, consider and nominate candidates for election to the Board of Directors; to review, consider and recommend candidates for election as officers of the Corporation; to review and authorize rates of compensation for officers; to designate those employees who will receive grants of stock options and other stock awards under the Corporation's stock plans and the type and size of such grants; to determine the size of the fund pools for the year-end variable compensation plan and the variable award plan; and to designate those employees who will receive awards under the Corporation's variable award plan and who will be participants in the Corporation's executive death benefit program. The Organization and Compensation Committee will consider shareholder recommendations with respect to the composition of the Board. Recommendations should be submitted in writing to the Secretary of the Corporation no later than the first day of January preceding an annual meeting.

     Directors (other than those who are officers of the Corporation) receive an annual retainer fee of $14,000. In addition, directors (other than officers) are paid an attendance fee of $700 for each meeting of the Board and each committee meeting held on days on which the Board meets ($850 if held on other days). The Corporation maintains a Deferred Compensation Plan under which a director may elect to defer all or any portion of the annual retainer fee and the attendance fees for any fiscal year. Any amounts so deferred by a director may be credited to a cash account or a share unit account in which each unit is equivalent to one Common Share. Amounts deferred into the cash account earn interest at the Federal Reserve 90-Day Composite Rate in effect from time to time and amounts deferred into the share unit account are credited with additional share units reflecting quarterly dividends declared on Common Shares. Amounts deferred are payable to the director either in cash or in Common Shares (if deferred into share units) after cessation as a director of the Corporation.

     Pursuant to the Corporation's 1991 Stock Incentive Plan, on the date of each Annual Meeting of Shareholders, each director who is not an employee of the Corporation automatically receives an option to purchase 2,000 Common Shares of the Corporation.

     The Corporation also maintains a Deferred Stock Compensation Plan for Outside Directors, under which each director who is not an employee of the Corporation automatically receives, on October 1 of each year, 300 units, each of which is equivalent to one Common Share. Additional share units are credited to such directors on account of quarterly dividends declared on Common Shares. Under the terms of the Plan, each share unit is converted into one Common Share distributable shortly after the director ceases to be a director of the Corporation. The director may elect to have the distribution made in up to ten annual installments, and the distribution may be accelerated if a director suffers financial hardship beyond the control of the director.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of January 31, 1995, information concerning the number of Common Shares beneficially owned by each director and each executive officer named in the compensation tables in this Proxy Statement and by all executive officers and directors of the Corporation as a group. No executive officer or director owns more than one percent of the outstanding Common Shares of the Corporation, and all executive officers and directors as a group own approximately two percent of such Common Shares. The totals shown below for each person and for the group include shares held personally, shares held by family members, shares held under the Profit Sharing and Savings Plan, deferred share units granted under the Deferred Stock Compensation Plan for Outside Directors and the Deferred Compensation Plan for Directors, and shares acquirable within 60 days of January 31, 1995 by the exercise of stock options granted under the Corporation's option plans.

                                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                 --------------------------------------------------------------------------------
            NAME OF                 DIRECT        EMPLOYEE      EXERCISABLE     DEFERRED SHARE
       BENEFICIAL OWNER          OWNERSHIP(2)     PLANS(3)      OPTIONS(4)         UNITS(5)            TOTAL
- -------------------------------  ------------     ---------     -----------     --------------     --------------
W. G. Bares....................      91,113          8,445        194,856                                 294,414
Edward F. Bell.................       1,200                         4,500            1,043                  6,743
J. G. Bulger...................       6,999          1,773         19,192                                  27,964
L. E. Coleman..................     210,640         22,736        340,308                                 573,684
Peggy Gordon Elliott...........         100                         1,000              612                  1,712
G.R. Hill......................      35,335          1,740         77,054                                 114,129
David H. Hoag..................       3,400                         4,500            1,043                  8,943
R.Y.K. Hsu.....................      58,825         15,930         65,220                                 139,973
Thomas C. MacAvoy..............         800                         4,500            1,043                  6,343
William P. Madar...............       1,000                         2,500              866                  4,366
Richard A. Miller..............       2,026                         4,500            1,043                  7,569
Ronald A. Mitsch...............       1,000                         3,700            1,043                  5,743
Renold D. Thompson.............       2,000                         4,500            1,043                  7,543
Karl E. Ware...................       4,980                         4,500            1,043                 10,523
All Executive Officers and
  Directors as a Group.........     468,886         77,978        974,400            8,779              1,530,043

- ---------------

(1) Each person has sole voting and investment power with respect to all shares shown except as indicated below.

(2) Includes shares owned by or jointly with family members, including 1,000 of Mr. Bell's shares, 984 of Dr. Coleman's shares, 3,400 of Mr. Hoag's shares, 1,220 of Dr. Hsu's shares, 1,026 of Mr. Miller's shares, 4,380 of Mr. Ware's shares, and 45,793 of the shares held by the group, as to which the persons indicated have shared voting and investment power. Also includes 25,004 shares owned by a private foundation established by Dr. Coleman, as to which he has sole voting power but shared investment power.

(3) The persons indicated have sole voting power and limited investment power with respect to shares held in the Profit Sharing and Savings Plan.

(4) Represents shares subject to stock options that are exercisable currently or within 60 days of January 31, 1995.

(5) Represents the indirect beneficial interests held by outside directors under the Deferred Stock Compensation Plan for Outside Directors and the Deferred Compensation Plan for Directors.

     The following table sets forth, as of December 31, 1994, information concerning each person known by the Corporation to be the beneficial owner of more than 5% of its Common Shares.

                                         AMOUNT AND
                                           NATURE
         NAME AND ADDRESS               OF BENEFICIAL      PERCENT OF
        OF BENEFICIAL OWNER               OWNERSHIP          CLASS
- -----------------------------------    ---------------     ----------
The Equitable Companies                   4,214,490(1)         6.50%
  Incorporated
787 Seventh Avenue
New York, New York 10019
Mellon Bank Corporation                   3,517,287(2)         5.41%
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

- ---------------

(1) All information was obtained from a Schedule 13G dated February 10, 1995 filed jointly by The Equitable Companies Incorporated and related entities of The Equitable Companies Incorporated. Of such shares, 4,104,990 shares were held on behalf of client discretionary investment advisory accounts. The reporting group had sole voting power as to 2,967,170 shares, shared voting power as to 47,320 shares, and had sole investment power as to all 4,214,490 shares.

(2) All information was obtained from a Schedule 13G dated February 10, 1995 filed jointly by the Mellon Bank Corporation and related entities of Mellon Bank Corporation. All shares were held in a fiduciary capacity and 2,690,287 of such shares were held by Mellon Bank, N.A. as the trustee of the Corporation's profit sharing and 401(k) plans. The reporting group had sole voting power as to 760,000 shares, shared voting power as to 2,697,287 shares, sole investment power as to 473,000 shares and shared investment power as to 354,000 shares.

                             EXECUTIVE COMPENSATION

     The following table sets forth the respective amounts of compensation of the Chief Executive Officer and the next four highest-paid executive officers of the Corporation for each of the years 1994, 1993 and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                     -----------------------------------------
                                                  ANNUAL COMPENSATION                         AWARDS
                                        ----------------------------------------     -------------------------       PAYOUTS
                                                                       OTHER                        SECURITIES     -----------
                                                                       ANNUAL        RESTRICTED     UNDERLYING      LONG-TERM
         NAME AND                                                   COMPENSATION       STOCK         OPTIONS/       INCENTIVE
    PRINCIPAL POSITION        YEAR       SALARY       BONUS (1)         (2)            AWARDS       SARS(NO.)(3)   PAYOUTS (4)
- --------------------------- --------    --------      ---------     ------------     ----------     ----------     -----------
L. E. Coleman
 Chairman of the Board and
 Chief Executive Officer...   1994      $675,330      $439,459        $  9,876          0              80,000          N/A
                              1993       652,713       253,310          11,589          0             146,570          N/A
                              1992       656,273       281,238           6,717          0             111,998          N/A
W. G. Bares
 President and Chief
 Operating Officer.........   1994       476,847       288,028           7,632          0              81,305          N/A
                              1993       461,052       166,207           5,758          0              49,046          N/A
                              1992       463,783       184,485           6,481          0              50,586          N/A
G. R. Hill
 Senior Vice President.....   1994       291,730       165,570           6,311          0              45,139          N/A
                              1993       282,702        95,695           1,550          0              18,000          N/A
                              1992       283,142       106,126             356          0              20,000          N/A
R. Y. K. Hsu
 Counselor to the
 Chairman..................   1994       272,258       131,405           4,802          0              39,020          N/A
                              1993       263,258        87,273           6,940          0              49,510          N/A
                              1992       264,730        97,446           7,473          0              23,204          N/A
J. G. Bulger
 Vice President............   1994       211,774        95,360           4,695          0              11,173          N/A
                              1993       194,691        54,715           5,338          0              12,074          N/A
                              1992       188,368        49,391           2,743          0               5,580          N/A


                              ALL OTHER
         NAME AND            COMPENSATION
    PRINCIPAL POSITION           (5)
- ---------------------------  ------------
L. E. Coleman
 Chairman of the Board and
 Chief Executive Officer...    $ 38,663
                                 72,156
                                 69,079
W. G. Bares
 President and Chief
 Operating Officer.........      26,516
                                 42,998
                                 52,587
G. R. Hill
 Senior Vice President.....      18,162
                                 26,540
                                 32,300
R. Y. K. Hsu
 Counselor to the
 Chairman..................      16,606
                                 23,248
                                 13,964
J. G. Bulger
 Vice President............      12,727
                                  9,103
                                  9,676

- ---------------

(1) Reflects payments under variable compensation and variable award plans.

(2) Reflects "gross-up" payments to cover taxes related to the use of corporate aircraft and financial planning services. The aggregate amount of other compensation paid or distributed to the named executives in the form of personal benefits was minimal and did not exceed the amounts as to which disclosure would be required.

(3) Reflects the number of Common Shares of the Corporation covered by stock options granted during the year. No stock appreciation rights ("SARs"), either in conjunction with or separate from stock options, were granted to the named executives during the years shown.

(4) The Corporation maintains plans under which stock options, stock appreciation rights and restricted stock may be awarded. However, the Corporation does not maintain a "long-term incentive plan," as that term is used in the applicable SEC rules, under which payments are measured by performance of the Corporation over longer than a one-year period.

(5) Amounts shown for 1994 reflect contributions made by the Corporation on behalf of the named executives under the Corporation's Profit-Sharing Plan and its 401(k) Plan, including accruals to the related supplemental defined contribution plan, and amounts expensed under the Corporation's Executive Death Benefit Program, as set forth below. No amounts shown were received by any of the named executives.

                                       L.E.        W.G.        G.R.       R.Y.K.       J. G.
                                      COLEMAN      BARES       HILL         HSU       BULGER
                                      -------     -------     -------     -------     -------
      Profit-Sharing Plan.........    $33,443     $23,167     $13,965     $12,958     $ 9,627
      401(k) Plan.................      3,572       3,195       3,138           0       3,100
      Executive Death Benefit
        Program...................      1,648         154       1,059       3,648           0
                                      -------     -------     -------     -------     -------
                                      $38,663     $26,516     $18,162     $16,606     $12,727

STOCK OPTION PLANS

     The Corporation has in effect a 1991 Stock Incentive Plan (the "1991 Plan") that permits the granting of stock options, as well as stock appreciation rights, restricted stock awards and awards of Common Shares. All employees of the Corporation and its subsidiaries are eligible to be selected to participate in the 1991 Plan. The 1991 Plan is administered by the Organization and Compensation Committee of the Board of Directors, which selects employees to be participants and determines the type and number of awards to be granted.

     The number of shares available for grant under the 1991 Plan during any calendar year generally is 1% of the Corporation's outstanding Common Shares as of the first day of the year, plus any unused shares from previous years. The option price for stock options granted under the 1991 Plan is the fair market value of Common Shares on the date of grant and the term of each option is fixed by the Committee. Options become exercisable to the extent of 50% of the subject shares after one year from the date of grant, 75% after two years from the date of grant, and 100% after three years from the date of grant. All outstanding options become fully exercisable upon a "change of control" in the Corporation.

     The Corporation also has options outstanding under a 1985 Employee Stock Option Plan. No additional stock options may be granted under this Plan, except that options may be granted to employees who pay some or all of the option price of previously granted options by surrendering Common Shares already owned by them up to the number of Common Shares so surrendered. Such "reload" options are automatically granted under the 1991 Plan to persons who pay an option exercise price by surrendering Common Shares. Common Shares acquired upon the exercise of a "reload" option generally may not be transferred while the holder is an employee or director of the Corporation.

     The following tables set forth information regarding stock option transactions with respect to the named executive officers during 1994.

                           OPTION/SAR GRANTS IN 1994

                                             INDIVIDUAL GRANTS
                          --------------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF      % OF TOTAL                                   ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES       OPTIONS/                                    PRICE APPRECIATION FOR OPTION
                          UNDERLYING         SARS                                                  TERM
                           OPTIONS/       GRANTED TO     EXERCISE                             (10 YEARS) (4)
                             SARS         EMPLOYEES       OR BASE      EXPIRATION      -----------------------------
         NAME             GRANTED (1)      IN 1994       PRICE (3)        DATE             0%               5%
- ----------------------    -----------     ----------     ---------     -----------     ----------     --------------
L. E. Coleman.........       80,000          13.01%      $37.5000         3/28/04          $0         $    1,886,684
W. G. Bares...........       46,000           7.48%       37.5000         3/28/04           0              1,084,843
                              8,550(2)        1.39%       33.9375         6/27/04           0                182,484
                             26,755(2)        4.35%       30.8750        11/28/04           0                519,505
G. R. Hill............       20,000           3.25%       37.5000         3/28/04           0                471,671
                              5,908(2)        0.96%       37.4375         2/28/04           0                139,099
                             19,231(2)        3.13%       30.8750        11/28/04           0                373,411
R. Y. K. Hsu..........       18,000           2.93%       37.5000         3/28/04           0                424,504
                             21,020(2)        3.42%       30.8750        11/28/04           0                408,148
J. G. Bulger..........       10,000           1.63%       37.5000         3/28/04           0                235,835
                              1,173(2)        0.19%       37.4375         2/28/04           0                 27,617
All Optionees.........      614,815         100.00%       36.5037              (5)          0             14,114,296
All Shareholders......            (6)          (6)             (6)             (6)          0          1,488,635,318(6)
Optionees' Gain as %                                                                                            .95%
  of Shareholders'
  Gain................

         NAME                10%
- ----------------------  --------------
L. E. Coleman.........  $    4,781,227
W. G. Bares...........       2,749,206
                               462,449
                             1,316,528
G. R. Hill............       1,195,307
                               352,505
                               946,296
R. Y. K. Hsu..........       1,075,776
                             1,034,327
J. G. Bulger..........         597,653
                                69,988
All Optionees.........      35,768,398
All Shareholders......   3,772,494,172(6)
Optionees' Gain as %              .95%
  of Shareholders'
  Gain................

- ---------------

(1) Options become exercisable pursuant to a multi-year vesting schedule as described above. As also described above, "reload" options may be granted under specified circumstances.

(2) Represents "reload" option granted in an amount equal to the number of Common Shares surrendered in payment of the exercise price of another option.

(3) Represents the average of the high and low sales prices as reported on the New York Stock Exchange on the date of grant.

(4) The assumed rates of appreciation shown are prescribed in the applicable SEC rules for use in this table. Such rates are not intended to represent either past or future appreciation rates with respect to the Corporation's Common Shares. If such assumed annual appreciation rates were applied to the fair market value of the Corporation's Common Shares at December 30, 1994 ($33.69 per share), the last trading day of the Corporation's fiscal year, then at the end of a 10-year option term, the market price of the Corporation's Common Shares would be $33.69 per share at a 0% appreciation rate, $54.88 per share at a 5% appreciation rate, and $87.38 per share at a 10% appreciation rate.

(5) Expiration dates range from February 28, 2004 through November 28, 2004.

(6) The amounts shown represent the hypothetical return to all holders of the Corporation's Common Shares assuming that all shareholders purchased their shares at a purchase price of $36.50, the average exercise price for all options granted during 1994, and that all shareholders hold the shares continuously for a ten-year period. The number of outstanding Common Shares on December 31, 1994 was 64,844,560.

                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                    AND DECEMBER 31, 1994 OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                                                          IN-THE-MONEY OPTIONS/SARS
                                                     UNEXERCISED OPTIONS/SARS AT         AT DECEMBER 31, 1994 (1)(2)
                    SHARES                              DECEMBER 31, 1994 (2)
                  ACQUIRED ON        VALUE         -------------------------------     -------------------------------
       NAME        EXERCISE       REALIZED (1)     EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
- ---------------   -----------     ------------     ------------     --------------     ------------     --------------
L. E. Coleman.....         0        $      0          258,092           181,287         $1,269,739         $297,193
W. G. Bares.......    62,000         847,961          149,356           118,475          1,182,207          184,859
G. R. Hill........    49,400         798,786           54,600            59,139            369,991           99,045
R. Y. K. Hsu......    28,132         233,692           44,200            69,578            139,591          159,430
J. G. Bulger......     1,582          15,180           10,696            18,605             33,483           21,888

- ---------------

(1) The "value realized" on options exercised was calculated by determining the difference between the fair market value of the underlying Common Shares at the exercise date and the exercise price of the option. The "value of unexercised in-the-money options/SARs at December 31, 1994" was calculated by determining the difference between the fair market value of the underlying Common Shares at December 30, 1994 ($33.69 per share), the last trading day of the Corporation's fiscal year, and the exercise price of the option. An option is "in-the-money" when the fair market value of the underlying Common Shares exceeds the exercise price of the option.

(2) Although the Corporation's option plans permit the granting of SARs, no SARs were outstanding at December 31, 1994.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION

     The Organization and Compensation Committee of the Board of Directors (the "Committee") is responsible for setting the policies and approving the practices of the Corporation with respect to compensation of executive officers, including those named in the compensation tables in this Proxy Statement. The Committee is comprised of all of the nine outside directors of the Corporation.

     In carrying out its responsibilities in 1994, the Committee considered the following:

          1. Advice from independent consultants concerning all aspects of the Corporation's compensation policies, including how its policies and practices compare to the known policies and practices of other companies;

          2. The Corporation's financial performance;

          3. The Corporation's commercial performance within the markets it serves;

          4. The Corporation's policies and practices for compensation of employees generally;

          5. The recommendations of the Corporation's management concerning compensation of key employees including executive officers; and

          6. The historical philosophy of the Corporation to reward according to
     (i) individual merit including the individual's commitment to the Corporation and (ii) the performance of the Corporation.

     The compensation for all domestic employees of the Corporation, including the executive officers named in the compensation tables in this Proxy Statement, consists of (i) base salary, paid biweekly, (ii) quarterly pay and (iii) a variable compensation component. Base salary of all employees is designed to be within a range that approximates the 50th percentile salary for individuals having similar responsibilities in the chemical and related industries. For executive officers, five separate surveys selected by the Committee's compensation consultant are utilized to determine base salary. Although these surveys are significantly broader than the published industry line-of-business indices used to compare total shareholder return as set forth below in this Proxy Statement, six peer chemical companies are included in both the salary surveys and the published industry indices. Quarterly pay is a fixed percentage of base salary, adjusted yearly to reflect length of service with the Corporation. The fixed percentage of base salary for quarterly pay is 9.1667 percent. This fixed percentage is multiplied by 1.02 after the first full year of service, and this multiplier is increased by .02 for each additional year of service. With quarterly pay, the Corporation's employees are generally paid between the median and 75th percentile for individuals with similar responsibilities in the compared companies. The variable compensation component is paid at year-end from funds authorized by the Committee using a percentage, as determined by the Committee, of the annual net income of the Corporation. The Committee attempts to set this percentage at a level that is stable over time and set the percentage at 4.15 percent for 1994. During the previous five years, this percentage has averaged
4.15 percent. Allocation of these funds is based upon an employee's proportionate share of the aggregate base salary of all domestic employees. The pay practices described above apply to all domestic employees.

     Executive officers and other key employees may receive additional cash compensation under a variable award plan. These awards are paid from additional funds authorized by the Committee again using a percentage of the annual net income of the Corporation as determined by the Committee. This percentage has historically been set at 2 percent of net income to maintain consistency over time and was set at 2 percent for 1994. This percentage had been reduced to 1.8 percent of net income in both 1992 and 1993 in order to avoid having individuals receive increased variable pay in a period of flat or decreasing earnings. Allocation of these funds by the Committee is based upon an executive's level of responsibility, recommendations by management and a subjective judgment by the Committee of the executive's contribution to the financial and commercial performance of the Corporation. Generally, an executive's potential variable award is higher the greater the responsibilities. The Committee does not use specific, objective measures of corporate performance to allocate variable awards to executive officers. The Committee administers the Corporation's executive compensation policy such that annual compensation (base salary, quarterly pay and variable awards) is comparable with other companies in the chemical and related industries. Management estimates that the Corporation's annual executive compensation for 1994 was between the 50th and 75th percentile when compared to annual executive compensation paid by companies in the referenced surveys.

     The Corporation encourages ownership and retention of Common Shares by all employees. Executive officers and other key employees may receive additional compensation in the form of stock options. The Committee sets the number of shares for annual grants midway between the 50th and 75th percentile of long-term incentive awards within industrial companies generally. Grants are set above the 50th percentile to reflect the Corporation's industry leadership, market share position and above average performance and to encourage executives to focus on long-term shareholder value. The specific number of stock options granted to an executive is determined by the Committee based upon the individual's level of responsibility and a subjective judgment by the Committee of the executive's contribution to the financial and commercial performance of the Corporation. Outstanding awards held by the individual are not considered when making new grants. Since stock options are granted at the average market price for Common Shares on the date of grant and have value only if the market price of the underlying Common Shares increases, and since the exercisability of options vests over a three-year period after the grant date, the Committee believes stock options provide an appropriate long-term incentive for those receiving grants.

     With respect to Dr. Coleman, Chief Executive Officer of the Corporation, the Committee's intent was to set his base salary for 1994 within a range that was competitive with the salaries for chief executive officers of companies in the chemical and related industries. He received a 3.8 percent annual increase in his base salary effective February 1994. This increase in base salary was a deferral from 1993, during which year Dr. Coleman did not receive an increase in his base salary. The deferral was consistent with the Corporation's practice of reviewing base salary for senior managers and executives at intervals which vary between 12 and 24 months.

     The variable compensation component constituted 39% of Dr. Coleman's annual compensation in 1994. This component varies with the Corporation's net income. Dr. Coleman's variable compensation for 1994 was 73% above 1993, as a result of the Corporation's higher net income for 1994, adjusted for special items.

     In setting Dr. Coleman's total compensation, the Committee considered various aspects of corporate performance. Factors considered included profitability, market position, productivity, product leadership, personnel development, employee attitudes, public responsibility, quality practices and the balancing of short-term and long-term goals. The Committee does not assign weights to these factors nor does it use a specific formula to calculate their impact. Rather, the Committee uses a combination of objective and subjective judgment with an emphasis on the impact on the Corporation's sustainability and competitiveness within its industry. As indicated above, a significant portion of Dr. Coleman's total compensation is impacted by the financial performance of the Corporation as measured by annual net income. In determining the number of stock options granted to Dr. Coleman in 1994, the Committee considered the conclusions from this objective and subjective evaluation, as well as his position within the Corporation and industry stock option grant comparisons.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public corporations of compensation paid to specified executive officers. After taking into account deferrals under the Corporation's Deferred Compensation Plan for Officers, all compensation paid in 1994 to the Corporation's executive officers, including the compensation element of shares received under the Corporation's stock option plans, qualified for deduction under Section 162(m).

David H. Hoag, Chairman
Edward F. Bell
Peggy Gordon Elliott
Thomas C. MacAvoy
William P. Madar
Richard A. Miller
Ronald A. Mitsch
Renold D. Thompson
Karl E. Ware

PERFORMANCE COMPARISONS

     The following chart compares the cumulative total shareholder return of the Corporation for the five years ended December 31, 1994 to the cumulative total shareholder return of (a) the Standard & Poor's Industrial Index, and (b) the Dow Jones Chemical Index and the Standard & Poor's Specialty Chemical Index, which are two pre-established groups of companies believed by the Corporation to have a peer group relationship with the Corporation. In all cases shown, the chart assumes the investment of $100 on December 31, 1989 and the immediate reinvestment of all dividends.

      Measurement Period                                  S&P            D.J.          S&P SP.
    (Fiscal Year Covered)              LUBRIZOL        INDUSTRIAL      CHEMICAL        CHEMICAL
1989                                     100.0           100.0           100.0           100.0
1990                                     130.2            99.1            91.3            96.1
1991                                     159.9           129.5           122.3           135.6
1992                                     157.8           137.0           133.5           143.6
1993                                     202.2           149.4           147.7           163.7
1994                                     205.2           155.1           160.9           142.9

     The Corporation supplies performance chemicals for lubricants and fuels worldwide. No single peer index or peer company is totally comparable to the Corporation's business. The peer company indices used to compare total shareholder return include companies which supply specialty chemicals to diverse markets. Some of the Corporation's direct competitors are chemical divisions that represent small portions of integrated oil companies and are not included in the peer comparisons since information is not available to the Corporation to show those divisions separately from the parent.

                  EMPLOYEE AND EXECUTIVE OFFICER BENEFIT PLANS

     In addition to the stock option and variable compensation plans described above in this Proxy Statement and the group health, hospitalization and life insurance plans generally available to all employees, the Corporation also maintains the following plans for the benefit of employees and executive officers.

PENSION PLANS

     The Corporation maintains a qualified Pension Plan in which generally all domestic employees of the Corporation participate. The Corporation also maintains a basic supplemental defined benefit plan which provides highly paid employees with the portion of their retirement benefits not permitted to be paid from the Pension Plan due to limitations imposed by the Internal Revenue Code. In addition, the Corporation maintains a special officers' supplemental defined benefit plan which currently covers two officers and is described in footnote (4) below. The following table sets forth the estimated annual retirement benefits payable at age 65 under the Pension Plan and the basic supplemental defined benefit plan in the specified final average pay and years of service classifications.

                                              CREDITED YEARS OF SERVICE
                      -------------------------------------------------------------------------
FINAL AVERAGE PAY     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- -----------------     --------     --------     --------     --------     --------     --------
$  200,000......      $ 27,700     $ 41,550     $ 55,400     $ 69,260     $ 83,110     $ 83,110
   400,000......        56,700       85,050      113,400      141,760      170,110      170,110
   600,000......        85,700      128,550      171,400      214,260      257,110      257,110
   800,000......       114,700      172,050      229,400      286,760      344,110      344,110
 1,000,000......       143,700      215,550      287,400      359,260      431,110      431,110
 1,200,000......       172,700      259,050      345,400      431,760      518,110      518,110

- ---------------

(1) Benefits under the Pension Plan and the related basic supplemental plan generally are based upon a "final average pay" formula or a "career average pay" formula, whichever produces the higher benefit to a participant. The above table uses the "final average pay" formula since it generally produces the higher benefit at the compensation levels shown. The "final average pay" formula contains a 30-year limitation upon credited years of service. Benefits are computed on the basis of a 10-year certain and life annuity and are not subject to any deduction for Social Security or other offset amounts.

(2) Final average pay is an average of a participant's highest ten consecutive years of compensation covered by the Pension Plan and the related basic supplemental plan. Compensation covered by the Pension Plan and the basic supplemental plan consists of base salary, quarterly pay, overtime pay, shift premium differentials, vacation and holiday pay, paid variable compensation, long-term disability benefits, elective 401(k) contributions and (for purposes of supplemental plans) compensation deferrals. Covered compensation for the named executive officers is generally the same as that shown in the "annual compensation" columns for such individuals in the summary compensation table above.

(3) The estimated credited years of service for each of the named executive officers (after application of the 30-year service limitation) is as follows: Messrs. Coleman, Bares and Hsu, 30 years; Mr. Bulger, 27 years; and Dr. Hill, 12 years.

(4) Benefits under the special officers' supplemental plan are based upon a "final average pay" formula under which final average pay is an average of a participant's highest three consecutive years of covered compensation during the last ten years. Compensation covered by this plan is the same as described in footnote (2) above. The plan contains a 30-year limitation upon credited years of service and benefits are computed on the basis of a 10-year certain and life annuity. Benefits under the plan are subject to reduction for Social Security and payments made under other specified benefit plans of the Corporation. After making all deductions required under the plan, the additional benefits payable under this plan at age 65 (assuming current final average pay) to Messrs. Coleman and Bares, who are the current participants in this plan, are approximately $75,000 and $40,000, respectively.

(5) Mr. Bulger will also receive approximately $72,000 in additional retirement benefits from a pension plan sponsored by Lubrizol Canada Limited and a supplemental international pension plan sponsored by the Corporation, based upon his prior service outside of the United States. These pension plans operate in a manner similar to the plans described above.

PROFIT SHARING AND 401(K) SAVINGS PLAN

     As of January 1, 1995, the Corporation merged its qualified profit sharing plan and its stock purchase and savings plan. Generally, all domestic employees of the Corporation participate in the merged Profit Sharing and Savings Plan. Each year, the Board of Directors determines the portion, if any, of the Corporation's profits that will be contributed to the profit sharing portion of the Plan. Profit sharing contributions are allocated, pro rata, to participant accounts on the basis of compensation levels.

     Employees may elect to have their base salary reduced by up to 18% (12% for certain highly compensated employees) and to have such amount contributed to the savings portion of the Plan as a before-tax contribution. For employees with at least one year of service, the Corporation contributes an amount equal to 50% of an employee's before-tax contributions that are not in excess of 4% of the employee's base salary. This matching contribution by the Corporation is invested in Common Shares of the Corporation. Participating employees also may make contributions on an after-tax basis, subject to certain overall limitations upon an employee's total before-tax and after-tax contributions. Participants direct the investment of their contributions among a Common Share fund, an equity index fund, a balanced fund, a fixed income fund, an international equity fund, a small cap fund and a global equity fund. Participants vest in profit sharing and matching contributions made by the Corporation at a rate of 20% per year of service. Distribution of a participant's vested account balance generally occurs following retirement, death or other termination of employment.

DEFERRED COMPENSATION PLAN

     The Corporation maintains a deferred compensation plan for executive officers. The plan allows deferral of a pre-selected amount of total annual compensation for one or more designated future successive calendar years. Any amounts so deferred by an officer earn interest at the Federal Reserve 90-day Composite Rate in effect from time to time and are payable to the officer upon cessation of employment in a lump sum or periodic installments over a pre-selected period not exceeding ten years.

EXECUTIVE DEATH BENEFIT PROGRAM

     Certain executive officers are eligible to participate in an executive death benefit program which provides a benefit payable to the executive officer's designated beneficiary following the death of the executive officer during employment or after retirement from the Corporation. For currently employed participants, the death benefit is equal to 250% of the executive officer's 1993 base salary plus quarterly pay, reducing to 150% at age 70 and 100% at age 75.

EXECUTIVE AGREEMENTS

     The Corporation has entered into employment termination agreements (the "Termination Agreements") with certain senior executives, including Messrs. Coleman, Bares, Hill, Hsu and Bulger. At the request of the Corporation, Dr. Hsu has agreed to remain with the Corporation as an employee or consultant past his normal retirement age until March 31, 1997. Under his agreement, so long as he is an employee he will be compensated in the same manner as other employees with similar responsibilities. Dr. Hsu has agreed to remain a consultant to the Corporation should he cease to be an employee before March 31, 1997. As a consultant, he would be paid on a quarterly basis for his services.

     Generally, each Termination Agreement provides that, in the event of a change in control of the Corporation, the executive will be employed by the Corporation at responsibility, salary and benefit levels substantially equal to those immediately preceding the change in control, for a period of up to three years, or in Dr. Hsu's case, the remaining period of the above-described agreement (the "Employment Period"). If the executive's employment is terminated during the Employment Period for reasons other than his death, permanent disability, attainment of the normal retirement age or for cause, or if the executive terminates his employment in certain circumstances, the principal benefits provided to the executive are (a) a lump sum payment of an amount equal to the present value of salary and additional forms of cash compensation which the executive would have received during the remainder of the Employment Period and
(b) continued employee benefits coverage for the remainder of the Employment Period. The Termination Agreements further provide that the executive is entitled to receive an amount which will be sufficient (on an after-tax basis) to pay any excise taxes that may be applicable to amounts deemed to be paid to the executive by reason of the change in control.

     Each executive has agreed, if he accepts any benefits under a Termination Agreement, not to enter into any activity which would be competitive with the business of the Corporation during a period of one year from the termination of his employment after a change in control, or in Dr. Hsu's case the remaining period of the above-described agreement irrespective of receipt of benefits. Assuming a change in control were to occur and all of the executive officers with whom the Corporation has entered into Termination Agreements were terminated as of January 1, 1995, the aggregate amount of the lump sum payments which the Corporation would be obligated to make pursuant to the Termination Agreements (including amounts with respect to excise taxes) would be approximately $21.8 million.

SEVERANCE COMPENSATION PLAN

     The Corporation also has in effect a severance compensation plan that provides for a severance payment to U.S. employees if within fifteen months after a change in control of the Corporation their employment is terminated for any reason other than death, permanent disability, voluntary retirement or for cause. Executives who receive payments pursuant to Termination Agreements will not receive duplicative severance payments under the severance compensation plan.

     If an employee with five or more years of service with the Corporation is terminated other than as permitted under the severance compensation plan, the benefit provided to such employee under such plan is a lump sum payment equal to the total cash compensation received by the employee in the preceding twelve-month period. Employees with less than five years but more than six months of service would receive a lesser amount proportionate to their length of service.

                       FILINGS UNDER SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent beneficial owners are required by applicable regulations to furnish the Corporation with copies of all Section 16(a) forms they file. The Corporation is not aware of any beneficial owner of more than ten percent of its Common Shares.

     Based solely upon a review of the copies of the forms furnished to the Corporation during or with respect to 1994, and written representations from certain report-ing persons, the Corporation believes that no officer or director failed to file on a timely basis during 1994 or during any prior year any report required by
Section 16(a) of the Securities Exchange Act of 1934, except that a Form 5 reporting the acquisition by the daughter of Richard A. Miller, a director of the Corporation, of seven Common Shares pursuant to the Corporation's Dividend Reinvestment Program was filed late.

                            APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche, independent auditors, to audit the financial statements of the Corporation for the current year ending December 31, 1995. The Board of Directors recommends that shareholders confirm this appointment.

     During 1994, the Corporation engaged Deloitte & Touche to render a variety of services to the Corporation, including the audit of the Corporation's financial statements. The Audit Committee has taken into consideration the fact that the auditors provide services in addition to the audit of the Corporation's financial statements and the possible effect of such services upon the auditor's independence.

     A representative of Deloitte & Touche will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to questions.

               SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

     Any shareholder who intends to present a proposal at the 1996 Annual Meeting of Shareholders and who wishes to have the proposal included in the Corporation's proxy statement and form of proxy for that meeting must deliver the proposal to the Corporation not later than November 15, 1995. To be eligible to have a proposal included in the Corporation's proxy statement and form of proxy, a shareholder must be the record or beneficial owner of at least 1% or $1,000 in market value of the Corporation's Common Shares entitled to be voted at the 1996 Annual Meeting of Shareholders, and must have held such Common Shares for at least one year.

                                                        THE LUBRIZOL CORPORATION

                                                          K.H. HOPPING
                                                            Secretary

March 15, 1995

                              THE LUBRIZOL CORPORATION

                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    P
    R    The undersigned shareholder of The Lubrizol Corporation hereby
    O    appoints W. G. Bares, L. E. Coleman and K. H. Hopping, and each
    X    of them, as agents, with full power of substitution, to vote the
    Y shares of the undersigned at the 1995 Annual Meeting of Shareholders of The Lubrizol Corporation to be held on April 24, 1995, and at any adjournments thereof, as indicated on the reverse side of this proxy card.

         Comments:
                  ----------------------------------------------------------

         -------------------------------------------------------------------

         -------------------------------------------------------------------

         (Comments will be collected by the Inspector of Elections and forwarded to Lubrizol management)

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, AUTHORITY IS GRANTED TO
CAST THE VOTE OF THE UNDERSIGNED FOR ELECTION OF THE NOMINEES AND FOR
ITEM 2. THE AGENTS NAMED ABOVE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY CARD.

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*  SEE REVERSE SIDE                                                       *
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
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

/X/    PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

                     FOR               WITHHELD                                                      FOR       AGAINST     ABSTAIN
1. Election of       / /                 / /            DIRECTOR NOMINEES:      2. Appointment of    / /         / /         / /
   Directors                                            Richard A. Miller          Deloitte & Touche
                                                        William P. Madar           as independent
                                                        Karl E. Ware               auditors.
   For, except vote withheld from the following nominee(s):
                                                                                          If you have a change of address, please
                                                                                          indicate new address below and mark
   ____________________________________________________________                           box to left.
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSALS.
                                                                                          --------------------------
                                                                Change
                                                                  of    / /               --------------------------
                                                                Address
                                                                                          --------------------------
                                                                Attend  / /
                                                                Meeting                   --------------------------

                                                                                          NOTE: Please sign exactly as name appears
                                                                                          hereon. Joint owners should each sign.
                                                                                          When signing as attorney, executor,
    SIGNATURE(S) ________________________________________  DATE ________________          administrator, trustee or guardian,
                                                                                          please give full title as such.  In case
    SIGNATURE(S) ________________________________________  DATE ________________          of a corporation, a duly authorized
                                                                                          officer should sign on its behalf.

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